Exhibit 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION ANNOUNCES FIRST QUARTER 2005 EARNINGS

Arlington, Va., May 6, 2005 — The Mills Corporation (NYSE: MLS) today reported results for the fiscal quarter ended March 31, 2005.  All financial information for periods ended March 31, 2004 set forth in this press release is presented on a restated and consistent basis.

Financial Results

•      For the quarter ended March 31, 2005 the Company reported a loss of $0.07 per diluted share as compared to net income of $1.45 per diluted share for the same period a year ago.  This decrease was primarily due to two items which benefited net income in the first quarter of 2004.   For the three months ended March 31, 2004, we recorded a $0.79 per diluted share one-time benefit due to the cumulative effect of adopting FIN 46.  Additionally, the first quarter 2004 results included a $0.56 per diluted share gain on the sale of joint venture interests in Opry Mills.  Both the benefit of adopting FIN 46 and the gain on the sale of joint venture interests are excluded from Funds From Operations (FFO) in the first quarter of 2004.

•      FFO per diluted share in the quarter ended March 31, 2005 increased 4.5% to $0.92 from $0.88 for the same period in 2004.  The positive impact on FFO of a 3.4% increase in comparable property Net Operating income was partially offset by approximately $0.03 per diluted share of expenses related to loan fees, preferred share registration penalties, and accounting and legal fees resulting from the restatement of the Company’s financial statements for 2002, 2003 and the first nine months of 2004.

•      The Company expects diluted net income to be within a range of $1.64 and $1.74 per diluted share for the year ending December 31, 2005.  Today, the Company reaffirmed the FFO guidance it issued on March 23, 2005 of $4.35 to $4.45 per diluted share for the year ending December 31, 2005.

Operating Statistics

Operating statistics for our projects were as follows:

•      For the quarter ended March 31, 2005, stabilized comparable property NOI increased 3.4% to $115.1 million versus $111.3 million in the prior year.

•      For the quarter ended March 31, 2005, comparable same-space sales for in-line tenants increased 4.5% versus the same period last year.

•      For the twelve months ended March 31, 2005, gross in-line tenant reported sales per square foot for comparable centers increased 6.5% to $359 versus $337 for the twelve months ended March 31, 2004.

•      For the twelve months ended March 31, 2005, gross in-line tenant reported sales per square foot for the entire portfolio increased 10.1% to $371 from $337 in the year earlier period.

•      The average initial base rent for in-line store spaces opened during 2005 was $34.13 per square foot, which was 14.7% higher than rents for tenants who closed or whose leases expired.

•      Stabilized comparable property occupancy was 94.8% on March 31, 2005 versus 93.3% on March 31, 2004.  Total portfolio occupancy was 92.0% on March 31, 2005 versus 91.9% on March 31, 2004.

Laurence C. Siegel, Chairman and CEO, said, “During the first quarter of 2005 our operating metrics continued to reflect the solid fundamentals underlying our business. Comparable property sales, occupancy and NOI all increased as compared to the same period for the prior year.  We also continue to execute on our development and redevelopment opportunities.  Construction continues at Pittsburgh Mills and the entertainment wing at Del Amo Fashion Center, and in the first quarter we broke ground on our 2.2 million square foot Meadowlands Xanadu project, which will play an important role in The Mills Corporation’s growth strategy.”

FFO and NOI are non-GAAP financial measures that are standard measures of operating performance for REITs.  A reconciliation of  income from continuing operations to FFO available to common shareholders is provided in the supplemental financial data section of this press release.  Income from continuing operations is the most directly comparable GAAP number to FFO.  A reconciliation of operating income to NOI is provided in the supplemental financial data section of this press release.  Operating income, a component of income from continuing operations, is the most directly comparable GAAP number to NOI.

The following table provides the reconciliation of full year 2005 estimated diluted  income per share to diluted FFO per share.

	Low	High
Estimated diluted income from continuing operations per share	$1.64	$1.74

Depreciation and amortization	3.05	3.15

Equity in depreciation and amortization	0.75	0.75

Partners’ share of depreciation and amortization from consolidated joint ventures	(0.71)	(0.81)

Foreign currency exchange losses	0.16	0.16

Preferred unit distributions	(0.54)	(0.54)

Estimated diluted FFO per common share	$4.35	$4.45

About The Mills Corporation

The Mills Corporation (“TMC”) is a fully integrated, self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and/or markets a portfolio of 41 retail and entertainment destination centers totaling 49.8 million square feet as of March 31, 2005. TMC conducts substantially all of its business through The Mills Limited Partnership (“Mills LP”) and its various subsidiaries. Together TMC and Mills LP are referred to as the “Company.”  Currently, the Company has various projects under construction or development in North America and Europe.  The Company’s Internet address is www.themills.com.

Supplemental Materials

SEC Filings (including Forms 10-Q, 10-K and 8-K) and supplemental information packages are available at www.themills.com or may be requested by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The first quarter 2005 supplemental information package will be available at www.themills.com at 7:00 a.m. on May 6, 2005.

The Company will provide an online simulcast of its first quarter 2005 conference call at www.themills.com. To listen to the live call, please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Friday, May 6, 2005. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our Form 8-K Supplemental information package on Attachment 1 to Exhibit 99.2.

•      Funds from Operations (FFO)

•      Net Operating Income (NOI)

•      Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation and The Mills Limited Partnership believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained and it is possible that their actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation and The Mills Limited Partnership undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills Corporation’s and The Mills Limited Partnership’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and the most recent annual report on Form 10-K for a discussion of such risks and uncertainties.

# # #

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in millions, except per share and unit data)

	Three Months Ended March 31,
	2005	2004
		(Restated)
Revenues:
Minimum rent	$110.6	$58.6
Percentage rent	0.5	0.5
Recoveries from tenants	51.9	29.9
Other property revenue	8.9	5.2
Management fees	3.2	4.0
Other fee income	1.8	0.6
Total operating revenues	176.9	98.8
Expenses:
Recoverable from tenants	51.1	27.3
Other operating expenses	6.1	3.7
General and administrative	11.1	7.4
Cost of fee income	5.2	2.1
Depreciation and amortization	52.1	24.7
Total operating expenses	125.6	65.2
Operating income	51.3	33.6

Other income (expense):
Interest expense, net	(45.2)	(21.4)
Equity in earnings of unconsolidated joint ventures	1.9	5.7
Minority interest in consolidated joint ventures:
Minority interest in earnings	(8.6)	—
Attribution to Mills of the elimination of interest and fees	6.6	—
Foreign currency exchange losses, net	(11.1)	(5.0)
Other, net	15.2	3.1
Income before gain on sales of joint venture interests and minority interest in Mills LP	10.1	16.0
Gain on sales of joint venture interests	—	35.9
Income from continuing operations	10.1	51.9
Cumulative effect of FIN 46 adoption	—	51.4
Mills LP net income	10.1	103.3
Minority interest in Mills LP:
Continuing operations, including Series D preferred unit distributions	0.5	(7.7)
Cumulative effect of FIN 46 adoption	—	(9.3)
TMC net income	10.6	86.3
Preferred stock dividends	(14.7)	(9.0)
(Loss) income available to TMC common stockholders	(4.1)	77.3
Minority interest reflected as common equity in Mills LP	(0.7)	16.8
(Loss) income available to Mills LP common unit holders	$(4.8)	$94.1

(Loss) Earnings per Common Share and Unit - Diluted:
Continuing operations	$(0.07)	$0.66
Cumulative effect of FIN 46 adoption	—	0.79
(Loss) earnings per common share and unit	$(0.07)	$1.45

Weighted Average Number of Common Shares and Units Outstanding (in thousands) - Diluted:
Weighted average common shares	55,323	51,356
Weighted average common units	64,290	64,664

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA (Continued)

(Unaudited, in millions, except per share and unit data)

	Three Months Ended March 31,
	2005	2004
		(Restated)
Mills LP Funds From Operations (“FFO”):
Mills LP income from continuing operations	$10.1	$51.9
Add (deduct):
Depreciation and amortization	54.0	25.7
Equity in depreciation and amortization of unconsolidated joint ventures	12.9	19.5
Partners’ share of depreciation and amortization from consolidated joint ventures	(12.7)	—
Gain on sales of joint venture interests	—	(35.9)
Foreign currency exchange losses	11.1	5.0

FFO	75.4	66.2
Less preferred unit distributions	(14.9)	(9.2)

FFO available to Mills LP common unit holders	$60.5	$57.0

Mills LP FFO per Common Unit (Diluted):
Mills LP income from continuing operations	$0.15	$0.80
Add (deduct):
Depreciation and amortization	0.82	0.40
Equity in depreciation and amortization of unconsolidated joint ventures	0.20	0.30
Partners’ share of depreciation and amortization from consolidated joint ventures	(0.19)	—
Gain on sales of joint venture interests	—	(0.56)
Foreign currency exchange losses	0.17	0.08
Preferred unit distributions	(0.23)	(0.14)

Mills LP FFO per common unit	$0.92	$0.88

Weighted Average Number of Common Shares and Units Outstanding for FFO per Common Share and Unit Calculation (in thousands) - Diluted:
Weighted average common shares	56,482	51,356
Weighted average common units	65,449	64,664

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA (Continued)

(Unaudited, in millions)

	Consolidated	Unconsolidated Joint Ventures	Eliminations	Portfolio
Net Operating Income (“NOI”)

2005:
Minimum rent	$110.6	$62.9	$1.1	$174.6
Other revenue	61.3	39.2	—	100.5
Property revenue	171.9	102.1	1.1	275.1
Property operating costs	57.2	30.6	0.1	87.9
Net operating income	114.7	71.5	1.0	187.2
Depreciation	(52.1)	(25.5)	—	(77.6)
Cost of fees	(5.2)	—	—	(5.2)
General and administrative	(11.1)	—	—	(11.1)
Fee income	5.0	—	—	5.0
Retail elimination	(1.1)	—	—	(1.1)
Fee elimination	1.1	(4.0)	(1.0)	(3.9)
Operating income	$51.3	$42.0	$—	$93.3

2004 (Restated):
Minimum rent	$58.6	$69.3	$—	$127.9
Other revenue	35.6	43.1	—	78.7
Property revenue	94.2	112.4	—	206.6
Property operating costs	31.0	34.3	0.1	65.4
Net operating income	63.2	78.1	(0.1)	141.2
Depreciation	(24.7)	(34.3)	—	(59.0)
Cost of fees	(2.1)	—	—	(2.1)
General and administrative	(7.4)	—	—	(7.4)
Fee income	4.6	—	—	4.6
Retail elimination	—	—	—	—
Fee elimination	—	(4.5)	0.1	(4.4)
Operating income	$33.6	$39.3	$—	$72.9